Exhibit 99.1

Booz Allen Appoints Michèle Flournoy and Ellen Jewett to Board of Directors; Philip Odeen to Retire

McLean, Virginia; October 9, 2018 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., announced today that it has appointed Michèle Flournoy and Ellen Jewett to the Board of Directors, effective October 24, 2018 and October 25, 2018, respectively. The company also announced that Philip Odeen, a member of the board for the last decade, will retire from the board effective March 31, 2019.

Ms. Flournoy, who is co-founder and managing partner of WestExec Advisors, a strategic advisory firm, and co-founder and former chief executive officer of the bipartisan think tank Center for a New American Security (CNAS), served as Under Secretary of Defense for Policy from February 2009 to February 2012. In that role she was the principal advisor to the Secretary of Defense in the formulation of national security and defense policy, oversight of military plans and operations, and in National Security Council deliberations. She will serve on the board’s Compensation Committee.

Ms. Jewett, managing partner at Canoe Point Capital LLC, previously served as managing director and head of U.S. Government and Infrastructure for BMO Capital Markets. Prior to that, Ms. Jewett spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group. She will serve on the board’s Audit Committee.

“As Booz Allen continues its strategic growth and investment across defense, civil and commercial markets, Michèle and Ellen’s distinguished expertise in national security and capital markets, respectively, will bring new and valuable perspectives on essential issues for our clients, business, industry and shareholders,” said Ralph W. Shrader, chairman of the board. “They join a strong and highly collaborative board with diverse backgrounds in government, technology, and financial services, and we look forward to their contributions.”

Ms. Flournoy and Ms. Jewett bring highly distinguished professional experiences to Booz Allen.

Ms. Flournoy was a senior adviser at the Center for Strategic and International Studies and, prior to that, was a distinguished research professor at the Institute for National Strategic Studies at the National Defense University. She is a former member of the Defense Policy Board, a current member of the Council on Foreign Relations and the Aspen Strategy Group, and a Senior Fellow at Harvard’s Belfer Center for Science and International Affairs. She earned a bachelor’s degree in social studies from Harvard University and a master’s degree in international relations from Balliol College, Oxford University, where she was a Newton-Tatum scholar.

As a finance professional, Ms. Jewett’s qualifications and experience include domestic and international finance, business and investment experience, talent management, and experience in the areas of airports and infrastructure. Ms. Jewett earned a master’s degree in public and private management from Yale University, a master’s degree in psychoanalytic theory at University College London, and a bachelor’s degree in government from Wesleyan University.

Mr. Odeen, who provided leadership and guidance based on more than four decades of experience in the government, global business, non-profit and philanthropic arenas, served as chairman of Booz Allen’s Compensation Committee. After 10 years of service to the board, he is retiring to pursue other personal and professional endeavors.

“Phil’s leadership and guidance over the past decade has been invaluable to our success,” said Dr. Shrader. “We deeply appreciate his many contributions and offer him sincere thanks and gratitude from the Board of Directors and across the firm.”

About Booz Allen Hamilton

For more than 100 years, business, government, and military leaders have turned to Booz Allen Hamilton to solve their most complex problems. They trust us to bring together the right minds: those who devote themselves to the challenge at hand, who speak with relentless candor, and who act with courage and character. They expect original solutions where there are no roadmaps. They rely on us because they know that – together – we will find the answers and change the world.

We solve the most difficult management and technology problems through a combination of consulting, analytics, digital solutions, engineering, and cyber expertise. With global headquarters in McLean, Virginia, our firm employs approximately 24,600 people globally, and had revenue of $6.17 billion for the 12 months ended March 31, 2018. To learn more, visit www.boozallen.com. (NYSE: BAH)

CONTACT:

Media Relations – James Fisher, 703-377-7595

Investor Relations – Nicholas Veasey, 703-377-5332

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